As filed with the Securities and Exchange Commission on February 15, 2012

Registration No. 333-174778

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

C&D TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13-3314599 (I.R.S. Employer Identification No.)

1400 Union Meeting Road

Blue Bell, PA 19422

(Address of Principal Executive Offices) (Zip Code)

C&D Technologies, Inc. 2011 Stock Option Plan

(Full title of the Plan)

Ian J. Harvie
Senior Vice President and Chief Financial Officer
C&D Technologies, Inc.

1400 Union Meeting Road

Blue Bell, PA 19422

(215) 619-2700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities and Exchange Act of 1934, as amended (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-174778) previously filed by C&D Technologies, Inc., a Delaware corporation (the “Company”), on June 8, 2011 (the “Registration Statement”).

On October 3, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Angel Holdings, LLC, a Delaware limited liability company (“Parent”) and Angel Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on January 13, 2012, Merger Sub was merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation. The Company is now wholly owned by affiliates of Angelo, Gordon & Co.

As a consequence of the Merger, the Company has terminated all offerings of its securities under its existing registration statements, including this Registration Statement. Accordingly, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to terminate the effectiveness of this Registration Statement and hereby removes from registration all securities that had been registered for issuance under this Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, C&D Technologies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blue Bell, State of Pennsylvania, on this 15th day of February, 2012.

C&D TECHNOLOGIES, INC.

By: /s/ Ian J. Harvie

Name: Ian J. Harvie

Title: Senior Vice President and Chief Financial Officer